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Exhibit 99.(d)(19)

Dear Participant:

Ernst & Young LLP has been engaged to provide to you information regarding the CBS Voluntary Exchange Offer (VEO) and related financial education topics. We expect that you will find Ernst & Young’s services to be valuable, but we think it is also important that you understand the scope of these services.

General Financial Education Considerations

Here are points to understand regarding your participation in the VEO and E&Y’s related financial education topics:

•	The financial education topics may include historical and other financial information which are not guarantees or even necessarily an indication of future results.

•	Information you receive from E&Y is not intended to alter your rights under your company benefit plans. In all cases, the company’s plans will govern.

•	As you consider your financial future, you may need to make assumptions about future financial trends (such as inflation and rates of return), laws and regulations, and apply these to your particular circumstances. Your results can be significantly affected by even small changes in your assumptions, your individual circumstances or laws and regulations, as well as the extent to which your assumptions ultimately vary from actual financial conditions.

•	Information regarding the VEO and related financial education topics provide only some of the resources for assisting you in making your decisions to participate in the VEO. Such information does not provide accounting, tax or legal advice and does not involve recommendation of any securities, investments or elections.

•	You need to decide on your own whether to consult with a financial advisor or other professional regarding your personal circumstances. If you do, please be aware, you may incur additional costs.

•	In providing VEO related information, Ernst & Young may help you understand the VEO. However, you are responsible for making and acting on your own decisions. Ernst & Young cannot provide you with all information that may be relevant nor can any materials provided address every possible scenario in connection with such decisions.

•	Neither Ernst & Young nor your employer will make any financial planning decisions for you or assume any responsibility for any decisions you make.

•	Certain risks relating to CBS Corporation are set forth in its news releases and filings with the Securities and Exchange Commission including, without limitation, its Form 10-K for the year ended December 31, 2005.

Privacy of Information Provided to Ernst & Young

In the event Ernst & Young collects nonpublic personal information about you from you or other sources authorized by you, Ernst & Young will not disclose such information to third parties, except as may be requested by CBS, as permitted by law or as otherwise authorized by you. Ernst & Young maintains physical, electronic, and procedural safeguards to guard your nonpublic personal information and is also subject to a confidentiality agreement with CBS Corporation.

Further Considerations

The services and information which may be provided by Ernst & Young only apply to the specific facts and circumstances presented. Ernst & Young assumes no responsibility to keep you apprised of developments in tax law. You may disclose the information and services provided to any and all persons, without limitation. However, such persons may not rely upon such services and information.

Ernst & Young (and its affiliates) are not authorized nor do they intend to provide any financial planning services in connection with the VEO. To the extent Ernst & Young provides any investment

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advisory services (as defined by Federal securities laws) to you, any such services will be performed under the supervision of Ernst & Young Investment Advisers LLP (EYIA), an affiliate of Ernst & Young. EYIA is an investment adviser registered with the Securities and Exchange Commission under the Investment Advisers Act of 1940. A copy of EYIA’s Form ADV Part 2, or a document containing substantially similar information, can be obtained at no cost by sending a written request to:

National IAS Compliance Officer

c/o Ernst & Young Investment Advisers LLP

1280 Wall Street West, 3rd Floor

PO Box 645

Lyndhurst, NJ 07071

EYIA is organized as a limited liability partnership under Delaware law. Should there be any changes in that partnership during the time that Ernst & Young is providing the information, Ernst & Young will notify you.

All services are provided ‘‘as is,’’ and there are no warranties of any kind or nature, whether express or implied, including but not limited to warranties of merchantability or fitness for a particular purpose or use. In addition, neither Ernst & Young nor its affiliates nor any of their partners, officers, directors or employees shall be liable to you for any services performed or omitted or for any errors of judgment, or for consequential, incidental, indirect, punitive or special damages in connection with providing the services described above. Federal securities laws impose liabilities under certain circumstances on certain persons, even those who act in good faith, and therefore nothing in this notice constitutes a waiver or limitation of any rights that you may have under these laws.

If you should have any kind of claim or dispute with Ernst & Young as a result of this program, these will be resolved in accordance with Ernst & Young’s Alternative Dispute Resolution Procedures (‘‘Procedures’’) in effect on the date of this notice. You may receive a copy of the Procedures by requesting them from the Compliance Officer of Ernst & Young, at the address listed above.

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If, after considering the issues discussed above, you do not want to participate in financial education services, you have no obligation to participate.